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                                                                     EXHIBIT 4.5

                       CONVERTIBLE SUBORDINATED DEBENTURE

           THE SECURITIES REPRESENTED BY THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE CORPORATION OF A FAVORABLE OPINION OF ITS COUNSEL OR SUBMISSION TO THE CORPORATION OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE CORPORATION, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE ACT AND THE STATE ACTS.

                          CANYON RESOURCES CORPORATION

                             A Delaware Corporation

NO. CSDA -                                         ________________  ___, 2003

           Canyon Resources Corporation, a Delaware corporation (the "Corporation"), is indebted and, for value received, promises to pay to the order of ____________________________________________on March 1, 2005 (the "Due
Date"), (unless this Debenture shall have been sooner redeemed or converted as herein provided), upon presentation of this Debenture, $____________ (the "Principal Amount") and to pay interest on the Principal Amount at the rate of 6% per annum as provided herein.

           The Corporation covenants, promises and agrees as follows:

           1. Interest. Interest which shall accrue on the Principal Amount shall be payable quarterly until the Principal Amount and all accrued and unpaid interest shall have been paid in full. All accrued and unpaid interest shall be payable on the Due Date. All payments of principal and interest or principal or interest shall be made at (address):

           2. Redemption.

                     2.1. This Debenture is subject to redemption at the option of the Corporation in whole or in part prior to the Due Date at any time and from time to time without penalty or premium. The Corporation may exercise its right to redeem this Debenture prior to maturity by giving notice (the "Redemption Notice") thereof to the holder of this Debenture as it appears on the books of the Corporation, which notice shall specify the terms of redemption (including the place at which the holder of the Debenture may obtain payment), the principal amount of the Debenture to be redeemed (the "Redemption Amount") and shall fix a date for redemption (the "Redemption Date"), which date shall not be less than 30 days nor more than 45 days after the date of the Redemption Notice. The holder of the Debenture may exercise the holder's conversion rights under Section 3 below prior to any such redemption by giving notice of conversion at least two business days before the Redemption Date.

                     2.2. On the Redemption Date, the Corporation shall pay all accrued and unpaid interest on the Debenture up to and including the Redemption Date and shall pay to the holder hereof a dollar amount equal to the Redemption Amount.

           3. Conversion.

                     3.1 The holder of this Debenture shall have the right, at such holder's option, at any time, to convert all, but not less than all, of this Debenture into such number of fully paid and nonassessable shares of Common Stock of the Corporation (the "Common Stock") as shall be provided herein. The holder of this Debenture may exercise the conversion right provided in this
Section 3.1 by giving written notice (the "Holder Conversion Notice") to the Corporation of the exercise of such right and stating the name or names in which the stock certificate or stock certificates for the shares of Common Stock

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are to be issued and the address to which such certificates shall be delivered.
The Holder Conversion Notice shall be accompanied by the Debenture. The conversion ratio at which the principal amount of this Debenture shall be converted into Common Stock under this Section 3.1 shall be $1.38 of debenture principal for one share of Common Stock, or at the adjusted conversion price in effect at the time of conversion as provided below.




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                     3.2. Conversion shall be deemed to have been effected on
the date the Holder Conversion Notice is given (the "Conversion Date"). Within 10 business days after the Corporation's receipt of the Holder Conversion Notice, the Corporation shall issue and deliver by hand against a signed receipt therefore or by United States registered mail, return receipt requested, to the address designated by the holder of this Debenture in the Holder Conversion Notice, a stock certificate or stock certificates of the Corporation representing the number of shares of Common Stock to which such holder is entitled and a check or cash in payment of all interest accrued and unpaid on the Debenture up to and including the Conversion Date.

           4. Adjustments to Conversion.

                     4.1 If the Corporation at any time pays to the holders of its Common Stock a dividend in Common Stock, the number of shares of Common Stock issuable upon the conversion of this Debenture shall be proportionately increased, effective at the close of business on the record date for determination of the holders of the Common Stock entitled to the dividend.

                     4.2 If the Corporation at any time subdivides or combines in a larger or smaller number of shares its outstanding shares of Common Stock, then the number of shares of Common Stock issuable upon the conversion of this Debenture shall be proportionately increased in the case of a subdivision and decreased in the case of a combination, effective in either case at the close of business on the date that the subdivision or combination becomes effective.

                     4.3 If the Corporation is recapitalized, consolidated with or merged into any other corporation, or sells or conveys to any other corporation all or substantially all of its property as an entity, provision shall be made as part of the terms of any such transaction so that the holder or holders of this Debenture may receive, in lieu of the Common Stock otherwise issuable to them upon conversion hereof, at the same conversion ratio, the same kind and amount of securities or asset as may be distributable upon the recapitalization, consolidation, merger, sale or conveyance with respect to the Common Stock.

           5. Subordination. The rights of the holder of this Debenture to receive payment of any principal or interest hereon is subject and subordinate to the prior payment of the principal of, (and premium, if any) and the interest on all other indebtedness of the Corporation or any of its subsidiaries (including any obligation arising under guarantees by the Corporation), whether now outstanding or subsequently incurred, whether secured or unsecured, and any deferrals, renewals or extensions of such indebtedness or any debentures, bonds or notes evidencing such indebtedness (the "Senior Indebtedness"). Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Corporation, or in the event this Debenture is declared due and payable upon the occurrence of a default as defined in this Debenture, then no amount shall be paid by the Corporation with respect to principal and interest hereon unless and until the principal of, and interest on, all Senior Indebtedness then outstanding is paid in full.

           6. Default.

                     6.1. The entire unpaid and unredeemed balance of the Principal Amount and all Interest accrued and unpaid on this Debenture shall, at the election of the holder, be and become immediately due and payable upon the occurrence of any of the following events (a "Default Event"):

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                               (a) The non-payment by the Corporation when due
of principal or interest or of any other payment as provided in this Debenture, and failure continues for a period of 30 days.

                               (b) If the Corporation (i) applies for or
consents to the appointment of, or if there shall be a taking of possession by, a receiver, custodian, trustee or liquidator for the Corporation; (ii) becomes generally unable to pay its debts as they become due; (iii) makes a general assignment for the benefit of creditors or becomes insolvent; (iv) files or is served with any petition for relief under the Bankruptcy Code or any similar federal or state statute; and (v) has any final non-appealable judgment entered against it in excess of $1,000,000 in any one instance or in the aggregate during any consecutive 12 month period.

                               (c) Any failure by the Corporation to issue and
deliver shares of Common Stock as provided herein upon conversion of this Debenture.

                     6.2. Each right, power or remedy of the holder hereof upon the occurrence of any Default Event as provided for in this Debenture or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Debenture or now or hereafter existing at law or in equity or by statute, and the exercise or beginning of the exercise by the holder or transferee hereof of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the holder hereof of any or all such other rights, powers or remedies.

           7. Failure to Act and Waiver.

                     7.1 No failure or delay by the holder hereof to insist upon the strict performance of any term of this Debenture or to exercise any right, power or remedy consequent upon a default hereunder shall constitute a waiver of any such term or of any such breach, or preclude the holder hereof from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Debenture, the holder hereof shall not be deemed to waive the right either to require payment when due of all other amounts payable under this Debenture, or to declare a default for failure to effect such payment of any such other amount.

                     7.2 The failure of the holder of this Debenture to give notice of any failure or breach of the Corporation under this Debenture shall not constitute a waiver of any right or remedy in respect of such continuing failure or breach or any subsequent failure or breach.

           8. Jurisdiction. Any action, suit or proceeding arising out of this Debenture must be brought in an appropriate court in the State of Colorado, including the United States District Court for the District of Colorado, or in any other court in Colorado having jurisdiction over the subject matter.

           9. Transferability. The security represented by this Debenture has not been registered under the United States Securities Act of 1933, as amended, or the laws of any state and has been issued pursuant to an exemption from registration pertaining to such security and pursuant to a representation by the holder named herein that the Debenture has been acquired for purposes of investment and not for purposes of distribution. This Debenture may not be offered, sold, transferred, pledged or hypothicated (except as provided herein) in the absence of registration, or the availability of an exemption from such registration.

           10. Notices. All notices and communications under this Debenture shall be in writing and shall be either delivered in person or accompanied by a signed receipt therefore or mailed first-class United States certified mail, return receipt requested, postage prepaid, and addressed as follows: if to the Corporation, to Canyon Resources Corporation, 14142 Denver West Parkway, Suite 250, Golden, Colorado 80401 and, if to the holder of this Debenture, to the address of such holder as it appears in the books of the Corporation. Any notice of communication shall be deemed given and received as of the date of such delivery or mailing.

           11. Governing Law. This Debenture shall be governed by and construed and enforced in accordance with the laws of the State of Colorado, or, where applicable, the laws of the United States.

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           IN WITNESS WHEREOF, the Corporation has caused this Debenture to be duly executed under its corporate seal.

ATTEST:    (SEAL)                        CANYON RESOURCES CORPORATION




                                         By:
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Gary C. Huber                                 Richard H. De Voto
Secretary                                     President


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